Exhibit 21.1

SUBSIDIARIES OF ZYNGA INC.

Spooky Cool Labs LLC (Delaware)

650 Townsend Systems LLC (California)

Big Dog Holdings LLC (California)

Zynga Gaming LLC (Delaware)

XPD Media Inc. (Cayman)

Zynga China (Beijing) Co. Ltd. (China)

Zynga Game Canada Ltd. (Canada)

Zynga Game Holdings Limited (Ireland)

Zynga Game International Limited (Jersey)

Zynga Game Ireland Limited (Ireland)

Zynga Game Network India Private Limited (India)

Zynga Germany GmbH (Germany)

Zynga Luxembourg S.à r.l. (Luxembourg)

Zynga U.K. Limited (United Kingdom)